 Exhibit 99.1

Report of Independent Public Accountants

To the Stockholders of Perini Corporation:

We have audited the accompanying combined balance sheets of the joint ventures identified in Note 1 as of December 31, 2000 and 1999, and the related combined statements of income, venturers’ equity and cash flows for each of the two years in the period ended December 31, 2000. These financial statements are the responsibility of the joint ventures’ management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the joint ventures identified in Note 1 as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

ARTHUR ANDERSEN LLP

Boston, Massachusetts
February 14, 2001

Perini Corporation
Combined Balance Sheet of Significant Construction Joint Ventures
December 31, 2000 and 1999
(In thousands)

                                                                                             2000            1999
                                                                                       --------------   --------------
ASSETS

Current Assets:
  Cash and Cash Equivalents (Notes 2 and 3)                                                $  10,221       $    8,156
  Accounts Receivable, including Retainage
   of $6,121 and $6,327, respectively (Note 2)                                                19,258           30,429
  Advances to Venturers (Note 5)                                                              12,000           14,000
  Unbilled Work (Note 2)                                                                      82,418           47,594
                                                                                       --------------   --------------

TOTAL ASSETS                                                                               $ 123,897        $ 100,179
                                                                                       ==============   ==============

LIABILITIES

Current Liabilities:
  Cash Overdraft (Note 3)                                                                  $   6,100        $   3,959
  Accounts Payable, including Retainage
    of $4,540 and $5,590, respectively  (Note 2)                                              14,248           20,421
  Deferred Contract Revenue (Note 2)                                                          24,307           35,196
  Other Current Liabilities                                                                    5,093            3,782
                                                                                       --------------   --------------

Total Current Liabilities                                                                  $  49,748        $  63,358
                                                                                       --------------   --------------

Contingencies and Commitments (Note 4)

VENTURERS' EQUITY

Perini Corporation                                                                         $  42,952        $  21,487
Other Venturers                                                                               31,197           15,334
                                                                                       --------------   --------------

Total Venturers' Equity                                                                    $  74,149        $  36,821
                                                                                       --------------   --------------

TOTAL LIABILITIES AND VENTURERS' EQUITY                                                    $ 123,897        $ 100,179
                                                                                       ==============   ==============

The accompanying notes are an integral part of these financial statements.

                                                                                                                                                Exhibit 99.1

Perini Corporation
Combined Statement of Income of Significant Construction Joint Ventures
For the Years Ended December 31, 2000 and 1999
(In thousands)

                                                      2000            1999
                                                  -------------   -------------

Contract Revenues (Note 2)                           $ 147,178       $ 181,793

Cost of Operations:

  Materials, Supplies and Subcontracts                  79,537         112,985
  Salaries and Wages                                    42,313          55,962
                                                  -------------   -------------

Total Contract Costs                                   121,850         168,947
                                                  -------------   -------------

Net Income                                           $  25,328       $  12,846
                                                  =============   =============

The accompanying notes are an integral part of these financial statements.

                                                                                                                                                Exhibit 99.1

Perini Corporation
Combined Statement of Venturers' Equity of Significant Construction Joint Ventures
For the Years Ended December 31, 2000 and 1999
(In thousands)

                                                   Perini          Other
                                                Corporation      Venturers          Total
                                               --------------  --------------   --------------
Balance, December 31, 1998                          $  9,719        $  6,256         $ 15,975

Capital Contributions                                 10,080           7,920           18,000

Net Income                                             6,688           6,158           12,846

Distributions                                         (5,000)         (5,000)         (10,000)
                                               --------------  --------------   --------------

Balance, December 31, 1999                            21,487          15,334           36,821

Capital Contributions                                 14,000           9,000           23,000

Net Income                                            12,965          12,363           25,328

Distributions                                         (5,500)         (5,500)         (11,000)
                                               --------------  --------------   --------------

Balance, December 31, 2000                          $ 42,952        $ 31,197         $ 74,149
                                               ==============  ==============   ==============

The accompanying notes are an integral part of these financial statements

                                                                                                                                                Exhibit 99.1

Perini Corporation
Combined Statement of Cash Flows of Significant Construction Joint Ventures
For the Years Ended December 31, 2000 and 1999
(In thousands)

                                                                      2000           1999
                                                                  ------------   ------------

CASH FLOWS FROM OPERATING ACTIVITIES:

Net Income                                                          $  25,328       $ 12,846
Adjustments to Reconcile Net Income to Net Cash (Used by)
Provided from Operating Activities:
  Changes in Operating Assets and Liabilities:
    Decrease in Accounts Receivable                                    11,171          3,280
    Increase in Unbilled Work                                         (34,824)       (20,221)
    Increase in Cash Overdraft                                          2,141            658
    Decrease in Accounts Payable                                       (6,173)        (8,570)
    Increase (Decrease) in Deferred Contract Revenue                  (10,889)        12,883
    Increase in Other Current Liabilities                               1,311            949
                                                                  ------------   ------------

Net Cash (Used by) Provided from Operating Activities               $ (11,935)      $  1,825
                                                                  ------------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:

Capital Contributions from Venturers                                $  23,000       $ 18,000
Distributions to Venturers                                            (11,000)       (10,000)
Decrease (Increase) in Advances to Venturers                            2,000         (6,000)
                                                                  ------------   ------------

Net Cash Provided from Financing Activities                         $  14,000       $  2,000
                                                                  ------------   ------------

Net Increase in Cash and Cash Equivalents                           $   2,065       $  3,825

Cash and Cash Equivalents, Beginning of Period                          8,156          4,331
                                                                  ------------   ------------

Cash and Cash Equivalents, End of Period                            $  10,221       $  8,156
                                                                  ============   ============

The accompanying notes are an integral part of these financial statements.

                                                                                                                                                Exhibit 99.1

Perini Corporation
Notes to Combined Financial Statements of Significant Construction Joint Ventures
For the Years Ended December 31, 2000 and 1999

[1] Basis of Combination

Perini Corporation (the “Company”), in the normal conduct of its business, has entered into partnership arrangements, referred to as “joint ventures”, for certain construction projects in order to share risk, working capital, bonding and other financial requirements and, in some instances, to obtain more extensive knowledge of a new local construction market or certain unique construction expertise required. Each of the joint venture participants is usually committed to supply a predetermined percentage of capital, as required, and to share in a predetermined percentage of the income or loss of the project. These joint ventures are temporary in nature, generally from three to five years, since they are formed to bid on a specific project, execute the work if awarded the contract, and are liquidated at the end of the project. While control over the actual construction work performed is normally delegated to the designated joint venture sponsor, usually the partner with a 50% or higher percentage interest in the project, the overall management of the joint venture resides with a Management Committee that requires unanimous approval of certain key operational and financial matters such as the amount of the original bid, ability to borrow funds, incur debt, guarantees and lease commitments and investment policy regarding venture funds. In addition, the Management Committee requires unanimous approval over terms of sale of venture assets, settlement guidelines related to contract claims and any transaction between the joint venture and any of its partners.

In accordance with Rule 3-09 of Regulation S-X, the Company has presented combined financial statements of construction joint ventures rather than separate financial statements for each joint venture, because the Company believes that reporting the financial results of any one construction joint venture by itself would not be significant to users and could be detrimental to the Company when negotiating unapproved contract change orders and claims with the owner of the project or could unfairly assist competitors when bidding against the Company on similar contracts in the future. The following construction joint ventures have been combined in the accompanying financial statements:

                    Joint Venture Name                                             Type of Work
------------------------------------------------------------ ---------------------------------------------------------

Perini/Kiewit/Cashman, A Joint Venture                       Tunnel and road work in Boston, MA for the
                                                             Massachusetts Highway Department.

Perini/Slattery, A Joint Venture                             Hudson-Bergen Light Rail Transit project in New Jersey
                                                             for the New Jersey Transit Corporation.

[a] Long-Term Contracts
Profits from construction joint venture contracts are generally recognized by applying the percentages of completion for each year to the total estimated profits for the contracts. The percentages of completion are determined by relating the actual cost of the work performed to date to the current estimated total cost of the respective contracts. When the estimate on a contract indicates a loss, the ventures' policy is to record the entire loss. The cumulative effect of revisions in estimates of total cost or revenue during the course of the work is reflected in the accounting

Perini Corporation
Notes to Combined Financial Statements of Significant Construction Joint Ventures
For the Years Ended December 31, 2000 and 1999 (continued)

[2] Significant Accounting Policies (continued)

[a] Long-Term Contracts (continued)
period in which the facts that caused the revision become known. An amount equal to the costs attributable to unapproved change orders and claims is included in the total estimated revenue when realization is probable. Profit from unapproved change orders and claims is recorded in the year such amounts are resolved.

In accordance with normal practice in the construction industry, the joint ventures include in current assets and current liabilities amounts related to construction contracts realizable and payable over a period in excess of one year. Unbilled work represents the excess of contract costs and profits recognized to date on the percentage of completion accounting method over billings to date on certain contracts. Deferred contract revenue represents the excess of billings to date over the amount of contract costs and profits recognized to date on the percentage of completion accounting method on the remaining contracts.

[b] Income Taxes
The joint ventures have not recorded any provision for income taxes in the accompanying combined financial statements as such liabilities are the responsibility of the joint venture partners.

[c] Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant estimates with regard to the accompanying combined financial statements relate to the estimating of final construction contract profit in accordance with accounting for long-term contracts (see Note 2[a]) and estimating potential liabilities in conjunction with certain commitments and contingencies (see Note 4). Actual results could differ from management's estimates and assumptions.

[d] Fair Value of Financial Instruments
The joint ventures' financial instruments consist primarily of cash and cash equivalents, contract accounts receivable and accounts payable. The carrying amount of these financial instruments approximates fair value due to their short-term nature.

[e] Cash and Cash Equivalents
Cash equivalents include short-term, highly liquid investments with original maturities of three months or less.

[3] Cash Management

The joint ventures regularly invest excess cash in highly liquid, interest bearing investments. These temporary investments are converted to cash on an "as needed" basis to fund obligations as they become due. The amount of cash overdraft represents the amount of checks outstanding which have not been presented for payment as of December 31, 2000 and 1999.

Perini Corporation
Notes to Combined Financial Statements of Significant Construction Joint Ventures
For the Years Ended December 31, 2000 and 1999 (continued)

[4] Contingencies and Commitments

The joint ventures have noncancellable office and equipment leases with varying expiration dates through July 31, 2005. The following is a schedule, by year, of future minimum rental payments required under all operating leases that have remaining noncancellable lease terms as of December 31, 2000:

                                            Lease
                            Year           Commitments
                       --------------   ----------------

                          2001             $   849,000
                          2002                 618,000
                          2003                 208,000
                          2004                 208,000
                          2005                 121,000
                                        ----------------
                                           $ 2,004,000
                                        ================

For the years ended December 31, 2000 and 1999, rent expense relating to noncancellable operating leases amounted to $925,000 and $1,764,000, respectively, which is included in contract costs.

Contingent liabilities include the liability of contractors for performance and completion of the joint venture construction contracts. In addition, certain joint ventures are involved in arbitration and alternative dispute resolution (“ADR”) proceedings. In the opinion of management of the various joint ventures, the resolution of these proceedings will not have a material effect on the results of operations or financial condition as reported in the accompanying combined financial statements.

[5] Related Party Transactions

Certain joint ventures periodically make temporary cash advances to the joint venture participants. At December 31, 2000, the amount of such temporary cash advances to Perini Corporation and other joint venture participants totalled $6,000,000 and $6,000,000, respectively. At December 31, 1999, the amount of such temporary cash advances to Perini Corporation and other joint venture participants totaled $7,000,000 and $7,000,000, respectively.

[a] Perini Corporation
Significant billings from the Company to the joint ventures, included in the accompanying combined financial statements, for various services for the years ended December 31, 2000 and 1999 were as follows:

                                                                                               2000             1999
                                                                                         ----------------  --------------
Equipment Rental                                                                           $  3,105,000    $  2,837,000
Labor, Job Materials and Administrative Costs, including management fees                      8,065,000       8,974,000
                                                                                         ----------------  --------------
                                                                                           $ 11,170,000    $ 11,811,000
                                                                                         ================  ==============

The above amounts for 1999 include contract costs and profit paid to the Company as a subcontractor to a certain joint venture. At December 31, 1999, the subcontract was complete and had a final price of $33,871,625.

Perini Corporation
Notes to Combined Financial Statements of Significant Construction Joint Ventures
For the Years Ended December 31, 2000 and 1999 (continued)

[5] Related Party Transactions (continued)

[b] Other Joint Venturers
Included in the combined joint ventures' cost of operations are charges for labor and certain other job material costs that were incurred with the various related parties.

[6] Employee Benefit Plans

The combined construction joint ventures contribute to various multi-employer union retirement plans under collective bargaining agreements, which provide retirement benefits for substantially all of its union employees. The Multi-employer Pension Plan Amendments Act of 1980 defines certain employer obligations under multi-employer plans. Information regarding union retirement plans are not available from plan administrators to enable the Company to determine its share of unfunded vested liabilities.

Supervisory personnel are generally covered under the sponsoring joint venturer's plan.